4

Exhibit 10.01
Termination Agreement

EXECUTIVE TERMINATION AND SEVERANCE AGREEMENT
     THIS EXECUTIVE TERMINATION AND SEVERANCE AGREEMENT is made and entered effective as of the 16th day of March, 2005, by and between WCI Communities, Inc., a Delaware corporation, (the “Company”) and Jerry L. Starkey (hereinafter referred to as the “Executive”) and supersedes and replaces any prior severance or change in control agreements between the Parties.
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company has approved the Company entering into a termination and severance agreement with the Executive;
     WHEREAS, the Executive is now the Chief Executive Officer of the Company and thus the key senior executive of the Company;
     WHEREAS, the Executive is not now a party to any employment agreement with the Company;
     WHEREAS, the Company would like to provide some assurance to Executive that if Executive’s employment is terminated by the Company without cause, Executive will receive certain severance payments and other benefits;
     WHEREAS, the Executive would like to provide some assurance to the Company that the Executive will not solicit any employees, customers, suppliers, or vendors of the Company and will not work for any entity which has any activities which compete with the Company;
     NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:
ARTICLE 1
DEFINITIONS
     Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(1)	“Agreement” means this Executive Termination and Severance Agreement.

(2)	“Accrued Benefits” means any unpaid Base Salary and accrued vacation due to Executive through the Date of Termination, plus all other amounts the Executive is entitled to pursuant to the terms of any employee benefit or compensation plans of the Company at the time such payments are due.

(3)	Annual Salary means the annual base salary paid to the Executive by the Company during the fiscal year plus the total amount of annual bonuses paid to the Executive by the Company during the fiscal year, including amounts received under any incentive plans, whether or not deferred.

(4)	“Average Salary” means the average of the Annual Salaries paid to the Executive during the two most recent fiscal years ending prior to the Date of Termination; provided, however, that Average Salary shall never exceed three million dollars ($3,000,000.00).

(5)	“Board” means the Board of Directors of the Company.

(6)	“Bonus Plan Opportunity” means the Management Incentive Compensation Plan, or any successor management incentive plan, in effect at the time of a Change in Control.

(7)	“Cause” shall be determined by the Board, in exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:
(a)	The willful failure by the Executive to substantially perform his duties after a written demand for substantial performance is delivered by the Board to the Executive that specifically identifies the manner in which the Board believes that the Executive has not performed his duties, and the Executive has failed to remedy the situation within fifteen (15) calendar days of receiving such notice; or

(b)	Misconduct by the Executive involving dishonesty or breach of trust in connection with Executive’s employment; or

(c)	Misconduct by the Executive which would be a reasonable basis for an indictment of Executive for a felony or misdemeanor involving moral turpitude or Executive’s conviction for committing any act which constitutes a felony; or

(d)	Any act of misconduct or dishonesty that is injurious to the Company, as determined by the Board; or

(e)	Habitually engaging in the use of alcohol, or illegal use of drugs; or

(f)	Committing any act, or failing to act, concerning any matter tending to bring the Company or a subsidiary of the Company into substantial public disgrace or disrepute; or

(g)	Engaging in any act or omission which constitutes a conflict of interest, theft or misappropriation of any thing of value; or

(h)	Gross negligence or willful misconduct with respect to the Company or a subsidiary of the Company.
(8)	“Change in Control” means:
(a)	When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, (excluding any person (or “group” as defined in Section 13(d) of the Exchange Act) holding securities representing 50% or more of the combined voting power of the Company’s outstanding securities as of the Effective Date, excluding the Company, any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee)), who directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (unless the event causing the 50% threshold to be crossed is an acquisition of securities directly from the Company); or

(b)	the shareholders of the Company shall approve any merger or other business combination of the Company, sale of 50% or more of the Company’s assets, liquidation or dissolution of the Company or combination of the foregoing transactions and a closing of the transaction shall have occurred (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction who collectively owned at least 50% of the voting power, directly or indirectly, of the Company immediately prior to the Transaction own, immediately after the Transaction, at least 50% of the voting power, directly or indirectly, of (A) the surviving entity in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving entity and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving entity, purchaser or both the surviving entity and the purchaser, as the case may be; or

(c)	within any twelve month period, the persons who were directors immediately before the beginning of such period (the “Incumbent

Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).
(9)	“Code” means the Internal Revenue Code of 1986, as amended.

(10)	“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(11)	“Company” means WCI Communities. Inc. and each of its Subsidiaries, or any successor thereto.

(12)	“Date of Termination” means the date that Executive’s employment terminates with the Company.

(13)	“Disability” means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Board in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Board, who are qualified to give professional medical advice.

(14)	“Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:
(a)	The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including titles and reporting requirements) as an officer of the Company;

(b)	A material reduction by the Company of the Executive’s annual base salary or Bonus Plan Opportunity.
Good Reason shall not be deemed to have occurred unless Executive gives the Company thirty (30) days written notice, and within such thirty (30) day period, the Company does not restore Executive’s Base Salary or restore Executive’s authorities, duties, responsibilities and status as an officer, in which event Good Reason shall be deemed to have occurred at the time of the giving of such written notice. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.
(15)	“Prohibited Activity” means any activity or plan to engage in any activity, including, without limitation, acting as a developer or builder, which is competitive with the Company anywhere in Florida or within a two hundred (200) mile radius of any area outside of Florida where the Company engages in activity or business at the time of Termination, or which involves preparing to engage in any activity, including, without limitation, acting as a developer or builder, which is competitive with the Company anywhere in Florida or within a two hundred (200) mile radius of any area outside of Florida where the Company engages in activity or business at the time of Termination. For purposes of this definition, the Company will be considered to be engaged in an activity if: (i) the Company is, in fact, engaged in such activity or business; or (ii) the Company is a party to any agreement which provides for the performance of obligations or the creation of rights which, if fully performed, would result in the Company being engaged in such activity or business; or (iii) the Company reasonably intends to engage in such activity or business and has taken steps in furtherance of that intention, which may, but need not, include such things as the preparation of analyses, surveys, environmental studies, architectural and engineering work, renderings, marketing and other studies, budgets, pro-formas, and timetables and negotiation with third parties.

(16)	“ Prohibited Party” means any person or entity which is, at any time during the Restricted Period, involved, directly or indirectly, in any Prohibited Activity, or which has a majority ownership interest in, or the right to acquire a majority ownership interest in, or controls, directly or indirectly, as a matter of legal right or in practical effect, any person or entity which is engaged in any Prohibited Activity.

(17)	“Restricted Period” means a period of two (2) years which begins on the Date of Termination and ends two (2) years after the Date of Termination.

(18)	“Severance Benefits” means the severance benefits as provided in Section 2.3 herein.

(19)	“Subsidiary” means each entity (including, without limitation, every corporation, partnership, limited partnership, limited liability company, trust and joint venture) in which the Company owns, or has the right to acquire, directly or indirectly, a controlling interest.

ARTICLE 2
TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS
     2.1 Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company for reasons other than Cause or is voluntarily terminated by the Executive for Good Reason, then the Executive shall be entitled to receive from the Company the Severance Benefits as described in Section 2.3 herein as well as his Accrued Benefits. The Severance Benefits shall terminate immediately upon the Executive violating any of the provisions of Article III of this Agreement.
     2.2 Termination by the Company for Cause or by the Executive without Good Reason, Death, Disability or Retirement. If the Executive’s employment is terminated by the Company for Cause, or if his employment with the Company ends due to death, Disability, retirement on or after early or normal retirement age, or due to a voluntary termination of employment by the Executive without Good Reason then the Executive shall be entitled to his Accrued Benefits. The Executive shall not be entitled to receive any severance benefit and the Company shall have no further obligations to the Executive under this Agreement.
     2.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive severance benefits, as provided in Section 2.1 herein, the Company shall pay and provide the Executive with the following:
(1)	For a period of twenty four (24) months after the Date of Termination, one-twelfth (1/12th) of the Employee’s Average Salary per month less any payroll deductions, taxes and withholding as may be necessary pursuant to law.

(2)	For a period of twenty four (24) months, any and all health and dental benefits under which the Executive and/or the Executive’s family is eligible to receive as of the Termination Date. Such benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Date of Termination; provided, however, that such benefits shall be discontinued prior to the end of such period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined by the Committee.

(3)	For a period of three (3) months, the Company shall continue to provide the Executive with any automobile allowance he is receiving at the Date of Termination.

(4)	All unvested shares of restricted stock units and restricted stock which the Executive received pursuant to any annual bonus incentive plan of the Company shall immediately vest; provided, however, should the Executive become entitled to receive severance benefits as provided in Section 2.1 herein within twelve months following a Change in Control, then all of the Executive’s unvested shares of restricted stock units, restricted stock and stock options in the Company’s stock shall immediately vest.
     2.4 Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
ARTICLE 3
COVENANTS NOT TO COMPETE AND NOT TO SOLICIT
     3.1 Covenant not to Compete. Executive agrees that during the Restricted Period: (a) he shall not engage in any Prohibited Activity; (b) he shall not become an employee, agent or representative of, independent contractor to, consultant to, shareholder, officer, director, member, partner, joint venturer or other equity owner of or lender to (alone or in association with others) any Prohibited Party; and (c) if he is an employee, agent or representative of, independent contractor to, consultant to, shareholder, officer, director, member, partner, joint venturer or other equity owner of or lender to, any entity or person who was not a Prohibited Party at the time Executive established such relationship, but subsequently becomes a Prohibited Party, Executive shall, within ten (10) days of the date that such entity or person becomes a Prohibited Party, terminate his position and relationship with the Prohibited Party; provided, however, that this provision shall not prohibit Executive from owning stock or other equity securities, solely as an investment, in any publicly traded entity, provided such ownership does not exceed two percent (2%) of the outstanding securities of such entity. The provisions of this Section 3 are intended to be an absolute bar to employment and other activities with any party engaged in operations or activities which constitute Prohibited Activities, and do not permit Executive to be involved with any such Prohibited Party in any capacity anywhere in Florida or within a two hundred (200) mile radius of any area outside of Florida where the Company engages, or is preparing to engage, in activity or business at the time of Termination.
     3.2 Covenant not to Solicit. During the Restricted Period, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit or accept agreements with, hire, contact, interfere with, or attempt to entice away from the Company for purposes of an employment or consulting relationship, any person who was an employee of or consultant to the Company at any time within three (3) months prior to Termination. Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, encourage any person to terminate his employment or consultant relationship with the Company, or assist any person or entity, including Executive’s new employer, in identifying employees of or consultants to the Company to solicit for employment or consulting relationships. Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit or accept agreements with, conduct business with, contact, interfere with, or attempt to entice away from the Company any customer, vendor, or supplier of the Company with whom the Company did business during the one year period preceding Executive’s Termination.
     3.3 Confidentiality and Nondisclosure. The Executive recognizes that by reason of his position with the Company, he has acquired or will acquire special knowledge of, or has received or will receive, valuable business information and opportunities concerning the Company, including but not limited to knowledge or receipt of: (a) various trade secrets and other sensitive or confidential information of the Company; (b) information regarding the Company’s method of operation, forms, contracts and bids; prices charged by the Company to their clients; financial data; systems for recruitment or for the operation of the Company’s business; and any and all information, data, files, systems, drawings, software, or documentation; (c) information regarding substantial relationships with the Company’s existing and prospective customers, employees, business partners and affiliates and suppliers; (d) client lists; and (e) information regarding goodwill from the Company’s customers associated with the Company’s ongoing business, by way of the Company’s names and business reputations, geographic locations, marketing and trade areas, and the training, trade secrets, and other valuable business information of the Company (such information in (a) to (e) being collectively referred to as the “Confidential Matters”). Executive agrees that he shall not use or disclose to third parties any Confidential Matters of the Company. All files, records, documents, data and similar items relating to the Company, as well as all copies thereof, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company and shall immediately be returned to the Company upon termination of Executive’s employment. Executive’s obligations under this section shall continue while he is an employee of the Company and after termination of the employment.
     3.4 Restrictions Reasonable. Executive acknowledges that the restrictions under this Article III are substantial, and may effectively prohibit him from working, during the Restricted Period, in the field of his experience and expertise. Executive further acknowledges that he has been given access to all of the Confidential Matters and trade secrets described above during the course of his employment, and therefore, the restrictions are reasonable and necessary to protect the competitive business interests and goodwill of the Company and do not cause Executive undue hardship.
     3.5 Severability. It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained herein be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then the Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable.
     3.6 Equitable Relief. Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual breach of the provisions hereof, and that the Company’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
ARTICLE 4
MISCELLANEOUS
     4.1 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.
     4.2 Prior Agreement. This Agreement supersedes and replaces any prior oral or written agreement between the Executive and the Company.
     4.3 Exclusive Agreement Regarding Severance. The provisions regarding severance in this Agreement are in lieu of any other severance policy of the Company which might otherwise be applicable to Executive.
     4.4 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
     4.5 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Board, or by the respective parties’ legal representations and successors.
     4.6 Applicable Law. To the extent not preempted by the laws of the United States, all of the terms and provisions of this Agreement are governed by, and shall be interpreted in accordance with, the laws of the State of Florida. Each of the parties irrevocably consents to exclusive jurisdiction and venue in the Florida state courts located in Naples, Florida, and in the Federal district court which includes Naples, Florida.
     4.7 Legal Fees and Expenses. The prevailing party in any litigation to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys’ fees.
     4.8 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and/or assigns.
     4.9 Headings/References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof. All section references are to sections of this Agreement, unless otherwise specified. The terms “hereof” or “herein” or similar terms as used in this Agreement refer to this Agreement as a whole and not to any particular provision or part thereof.

     4.10 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
     4.11 Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:
If to the Company:
WCI Communities, Inc.
23401 Walden Center Dr.
Bonita Springs, FL 34134
Attn: General Counsel
with copy sent to the attention of the
Chairman of the Board of Directors at the same address
If to the Executive:
Mr. Jerry L. Starkey
3695 Nelson’s Walk
Naples, Florida 34102
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
     4.11 No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

              IN WITNESS WHEREOF, the parties have executed this Agreement on this       day of                                         , 2005.

WCI COMMUNITIES, INC.

By:

Name:

Title:

EXECUTIVE

JERRY L. STARKEY